UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 FORM 8-K CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 6, 2017

Associated Banc-Corp
(Exact name of registrant as specified in its chapter)

Wisconsin	001-31343	39-1098068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 Main Street, Green Bay, Wisconsin	54301
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	920-491-7500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2017, the Board of Directors (the “Board”) of Associated Banc-Corp (the “Company”) adopted a form of change of control agreement (the “Change of Control Agreement”), which will provide severance payments and benefits to key executives who the Company has determined are most likely to be impacted in the event a change of control of the Company occurs.  These key executives were previously covered by the Company’s Change of Control Plan, which was terminated by the Board on October 24, 2017.  The Compensation and Benefits Committee of the Board has approved the Company entering into a Change of Control Agreement with each of Philip B. Flynn, Christopher J. Del Moral-Niles, John A. Utz, and Randall J. Erickson and certain other senior executives (collectively, the “Executives”).  The Change of Control Agreements will become effective on January 1, 2018 for an initial three-year term, and will be subject to two-year automatic renewals commencing on December 31, 2019, unless the Company gives notice of non-renewal at least 60 days’ prior to the end of the then-current term.  The payments and benefits provided under the Change of Control Agreements are “double trigger” and are not payable upon (1) a termination of an Executive’s employment for Cause or a resignation by an Executive without Good Reason or (2) any termination of an Executive’s employment prior to a Change of Control.

The Change of Control Agreements provide that upon a termination without “Cause” or a resignation with “Good Reason” generally during a two year protected period following a “Change of Control” (in each case, as defined in the Change of Control Agreements, and each such termination, a “Qualifying Termination”), each Executive would be entitled to receive the following payment: (1) a multiple (three for Mr. Flynn and two for each other Executive) of the sum of the Executive’s then-current base salary and target bonus (or, if higher, the base salary and/or target bonus as in effect immediately prior to the Change of Control), (2) a prorated bonus for the year in which the date of termination occurs, based on the Executive’s then-current target bonus (or, if higher, the target bonus as in effect immediately prior to the Change of Control) (the “Prorated Bonus”), (3) an amount equal to a multiple (36 for Mr. Flynn and 24 for each other Executive) of the sum of the monthly COBRA premium for the medical and dental coverage in effect for the Executive on the date of termination and the monthly premiums in respect of the life insurance in effect for the Executive on the date of termination, and (4) an amount equal to the maximum employer contributions under the Company’s 401(k) and Employee Stock Ownership Plan and Supplemental Executive Retirement Plan (and, for Mr. Flynn, his individual Supplemental Executive Retirement Plan) and an amount equal to the maximum benefit that the Executive would have accrued under the Retirement Account Plan and Supplemental Executive Retirement Plan (and, for Mr. Flynn, his individual Supplemental Executive Retirement Plan), in each case, assuming that the Executive remained employed for a period of months following the date of termination (36 for Mr. Flynn and 24 for each other Executive) and certain other assumptions specified in the Change of Control Agreement.  In addition, upon a Qualifying Termination, each Executive would be eligible to receive outplacement benefits at an executive level.  If the Executive’s employment is terminated during the protected period following a Change of Control due to dearth or “Disability” (as defined in the Change of Control Agreements), the Executive would not be entitled to the benefits described in the two immediately preceding sentences, but would be entitled to receive the Prorated Bonus and death or disability benefits, as applicable, equal to those provided prior to a Change of Control (or, if more favorable, those in effect on the date of the Executive’s death or disability).

Pursuant to the Change of Control Agreements, if an Executive’s merger related payments or benefits are subject to the 20% excise tax under Section 4999 of the tax code, then the Executive will either receive all such payments and benefits subject to the excise tax and pay his or her own excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the Executive. The Change of Control Agreements do not provide for an excise tax gross up.

The Change of Control Agreements contain restrictive covenants, which provide for (1) a perpetual confidentiality and mutual non-disparagement and (2) restrictions on interfering with customers and employees for six months following any termination of employment, and following a Change of Control, the covenants in the Agreement will be the sole covenants applicable to the Executives and all other restrictive covenants will cease to apply. This summary is qualified in its entirety by the form of Change of Control Agreement attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

10.1	Form of Change of Control Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp
(Registrant)

Date: December 6, 2017	By: /s/ Randall J. Erickson
Randall J. Erickson
Executive Vice President, General Counsel,
Corporate Secretary and Chief Risk Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Change of Control Agreement.

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